OMB APPROVAL

OMB Number:	3235-0059
Expires:	August 31, 2004
Estimated average burden hours per response	14.73

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

eXegenics Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PROTECT YOUR INVESTMENT
BY
VOTING THE ENCLOSED WHITE REVOCATION CARD TODAY

November 12, 2003

Dear eXegenics Stockholder:

In an important new development, Institutional Shareholder Services (ISS) — a leading provider of proxy advisory services to pension funds, foundations and other institutional investors — has recommended that eXegenics stockholders support the incumbent Board and reject the Meyers-Weiss Group’s attempt to take control of eXegenics. In making this recommendation, ISS points out the following in its proxy analysis:

According to ISS, the Meyers-Weiss Group’s nominees “do not have adequate industry experience to add value” for eXegenics, and have “failed to present a detailed, specific business plan” for your company.

The Meyers-Weiss Groups nominees include:

•	The head of a check cashing business who formerly distributed “blank t-shirts”.

•	The head of a manufacturer of digital signal processing equipment.

•	An orthopedic surgeon with no evident business experience.

In contrast, ISS notes your current Board’s “relevant industry experience.” This is experience that we believe is crucial to the future success of eXegenics.

•	Joseph M. Davie, M.D., Ph.D., held key senior management positions at both Biogen (Senior Vice President, Head of Research) and G.D. Searle & Co. (President of R&D);

•	Robert Easton is a noted consultant in the pharmaceutical and biotech industries, and has previously served as a Managing Director with IBM Healthcare Consulting;

•	Walter M. Lovenberg, Ph.D., has served as a Director of Marion Merrell Dow, Inc., as well as heading their research endeavors as Executive Vice President subsequent to serving as Senior Scientist and Chief of Biochemical Pharmacology at the National Institutes of Health; and

•	Ronald L. Goode, Ph.D., eXegenics’ Chairman, Chief Executive Officer and President, previously held a number of key senior management positions at G.D. Searle & Co., including President of Asia/Pacific World Area and President of Searle International. Prior to joining G.D. Searle, Dr. Goode was Vice President of Clinical Research and Scientific Affairs at Pfizer Pharmaceuticals.

In another important new development, the combined qualifications of your Board have recently been further enhanced through the addition of a new member:

•	Gordon Martin, a former Chief Financial Officer of the NASDAQ Stock Market, Inc. Mr. Martin, a certified public accountant who was a Managing Director of CIBC World Markets, will also serve as a member of your Board’s Audit Committee.

Mr. Martin brings a wealth of experience in financial matters, transaction negotiations and corporate governance, and joins a team of highly experienced, highly qualified individuals, all of whom all of whom have had extensive careers involving pharmaceutical product development.

In yet another important new development and a move designed to bolster the strong internal accounting processes and procedures of eXegenics, your Board has also recently approved BDO Seidman — a leading audit firm — as your company’s external auditor.

And as an example of your management’s commitment: In May 2001, Dr. Goode purchased 100,000 shares of eXegenics common stock at $3.25 per share at a total cost of $325,000. For these shares he paid eXegenics $25,000 in cash and a $300,000 promissory note delivering an interest rate of 4.71 percent. To date, Dr. Goode has made cash payments to eXegenics of more than $30,000 for interest and expects to pay the principal in full when the note comes due in 2004. Thus, not only was there was no cash cost to eXegenics for this loan, eXegenics treasury will be enhanced by greater than $350,000 in cash from Dr. Goode’s personal investment. Like all other eXegenics stockholders who purchased shares at market value in the company using their own capital, Dr. Goode will only realize value from his investment as the company succeeds and its share price appreciates.

In short, from financial and transactional knowledge to deep and relevant industry expertise, your Board has the right combination of skills and qualifications — and personal commitment — to enhance value for all
eXegenics stockholders.

YOUR BOARD’S EFFORTS TO MAXIMIZE VALUE FOR ALL STOCKHOLDERS

In the past two years, your Board has been focused on charting a new course for your company after technologies pursued by prior management did not reach the level of commercial viability over the course of more than 10 years of research. It is noteworthy that for the first four years of the company’s existence, as these failed technologies were being funded and supported, Bruce Meyers was a member of the eXegenics Board of Directors.

As four of the five members of your current Board were not directors prior to December 2000, your Board is not looking for “another chance,” as the Meyers-Weiss group alleges. Rather, your current Board continues to focus on implementing a strategy that is designed as an effective alternative to the failed plans pursued by prior leadership.

Responding to the challenge of failed technologies, your Board concluded that it would be in the best interest of eXegenics stockholders if the company entered into a business combination with a company having products in clinical development and/or pursued a strategy of in-licensing compounds already in human trials and completed that process. Accordingly, your Board thoroughly explored and consistently pursued such alternatives for maximizing the value of your investment.

On two occasions, your Board sought to combine with companies that they believed would have created value for all stockholders, either immediately or over the longer-term. In both instances, however, we were unable to complete such a transaction in part due to opposition from members of the Meyers-Weiss group.

YOUR BOARD HAS A PLAN AND A STRATEGY

Going forward, we believe that there are attractive opportunities to enhance the value of eXegenics shares by redeploying our assets to become a commercially-oriented specialty markets drug company. Our plan is to focus on chronic disease medical markets with fewer than 200,000 patients in the United States, and then to build a value-added base of clinical assets, for which we will out-license co-development and co-marketing rights.

Long-term, our strategy is to expand our clinical development portfolio and commercialize our own products through a combination of licensing and acquisition activity. We see multiple niche opportunities advantageous to eXegenics for projects that are too specialized for large pharmaceutical collaborations.

Drug development is inherently risky and there can be no guarantee that your Board’s strategy will be successful. Nevertheless, your Board does have a specific plan and strategy for going forward, and deep industry and financial expertise to leverage in pursuit of its plan. This is in stark contrast to the Meyers-Weiss Group.

WHO ARE BRUCE MEYERS AND MELVYN WEISS?

The backgrounds of members of the Meyers — Weiss Group and their actions with respect to your company raise serious questions about their objectives in seeking your consent to allow them to take over your company. In particular, we urge you to consider the following:

•	Bruce Meyers, a leader of the Meyers — Weiss Group, is a broker previously affiliated with the now-defunct brokerage house of D.H. Blair & Co. His track record is marked by a number of violations of National Association of Securities Dealers (NASD) rules. Most recently, in April 2003, Mr. Meyers and one of the entities controlled by him was fined and censured by the NASD for violating certain NASD rules and regulations related to insider trading.

•	Mr. Meyers was a founder of eXegenics in 1991, and in that connection has enjoyed a sizeable stock ownership in your company without having had to make any significant personal cash investment. In fact, he acquired 750,000 shares in your company for a total cash purchase price of under $235.

•	In March 2003, Mr. Meyers proposed that eXegenics pursue an acquisition transaction that your Board found would have left eXegenics burdened with substantial debt. Given the high risk and limited prospects for enhancing value offered by this proposed transaction, your Board rejected Mr. Meyers’ proposal.

•	Melvyn Weiss is a plaintiffs’ attorney referred to by the Financial Times as “the king of class-action lawyers,” who has been attacked by critics for “shake-downs” of companies in his class-action lawsuits.[1] With a long track record of filing lawsuits against companies of every size and across industry sectors, Mr. Weiss is also currently engaged in a lawsuit against your company while simultaneously attempting to gain control of your company by replacing your Board. In fact, your company’s ability to execute its plans and strategies for enhancing the value of your investment is presently hamstrung by this litigation initiated by Mr. Weiss. Your Board believes the litigation is without merit and has filed motions to dismiss the complaint, as well as to disqualify Mr. Weiss’ law firm from acting as both class counsel and class representative.

Can you trust Bruce Meyers and Melvyn Weiss with the future of your company?

[1]	Financial Times, September 6, 2003.

THE MEYERS-WEISS GROUP AND ITS NOMINEES:
NO PREMIUM, NO PLAN AND NO CLEAR QUALIFICATIONS

In addition to the concerns noted above, the handpicked nominees of the Meyers-Weiss Group show no apparent qualifications to lead a publicly-listed pharmaceutical company. For example, one of the group’s nominees, Robert A. Baron, currently serves as the head of a check cashing business, while another nominee, Robert S. Benou, currently serves as the head of a manufacturer of digital signal processing equipment. A third Meyers-Weiss Group nominee, David Lee Spencer, is an orthopedic surgeon with no evident business experience.

Are you willing to cede control of your company to a group offering you no premium for your shares, no plan for how they intend to enhance value for your investment and Board nominees with no clear qualifications for running eXegenics?

VOTE TO PROTECT THE FUTURE OF YOUR INVESTMENT

SIGN, DATE AND RETURN THE ENCLOSED WHITE REVOCATION CARD

As pointed out in the recent proxy analysis by ISS, your Board has superior qualifications and a plan and strategy to enhance value for stockholders. With the recent addition of former NASDAQ CFO Gordon Martin and the approval of BDO Seidman as our external auditor, your Board is — more than ever — the right team with the right plan, focused on advancing the best interests of all eXegenics stockholders.

This is in stark contrast to the Meyers-Weiss Group. We urge you to protect your investment from a self-interested group offering no premium or plan for delivering value, with questionable backgrounds and handpicked nominees with no clear qualifications.

Whether or not you have previously returned a blue consent card, please sign, date and return the enclosed white revocation card now to protect your best interests. We appreciate your support, and we are resolved to continue to make every effort to maximize value for all our investors.

Sincerely,

/s/ Ronald L. Goode

Ronald L. Goode
Chairman and Chief Executive Officer

If you have any questions, please call our proxy solicitor at:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.
17 STATE STREET — 10TH FLOOR
CALL TOLL FREE: (800) 964-0733
BANKS & BROKERS CALL: (212) 440-9800